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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


        This Employment Agreement (this "Agreement") is made and entered into as of the 21 day of March, 1997, by and between Stephen G. Franklin, Sr. (the "Employee") and E Holdings, Inc., a Georgia corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company operates a multi-branch educational institution presently doing business as "The American College;" and

        WHEREAS, Employee desires to become an employee of the Company, and the Company desires to employ Employee, all in accordance with the terms and conditions hereinafter set forth;

        NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


1.      Employment and Duties.

                (a) Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee, and Employee shall serve the Company, as Chairman and Dean of the School of International Business. In connection with his duties as Chairman and Dean of the School of International Business, Employee will be appointed to serve as a member of the Board of Directors of the Company (the "Board").

                (b) At all times during the term hereof, Employee shall, for the benefit of the Company, use his skills, knowledge and specialized training to perform the duties and exercise the powers, functions and discretions incident to his position as Chairman and Dean of the School of International Business or which from time to time, consistent with such position may be assigned to or vested in him by the chief executive officer ("CEO"), chancellor ("Chancellor") or Board, in an efficient and competent manner and on such terms and subject to such restrictions as the CEO, Chancellor or Board may from time to time impose.

                (c) At all times during the term hereof, Employee shall during working hours, devote the whole of his time, attention and ability to his duties hereunder at such location or locations as the Company may require from time to time except as provided in Section 1(g) below.

                (d) Except as otherwise provided in Section 1(g) below, at all times during the term hereof, Employee shall comply with all reasonable requests, instructions and regulations made by the CEO, Chancellor or Board and give to Company such explanations, information and assistance as the CEO, Chancellor or Board may reasonably require.

                (e) At all times during the term hereof, Employee shall faithfully serve the Company to the best of his ability and use his best efforts to promote the interests of the Company.

                (f) Except as otherwise provided in Section 1(g) below, at all times during the term hereof, Employee agrees to be a full-time employee of the Company and to devote his full and exclusive time, energy and skill to the business of the Company, and to the fulfillment of Employee's obligation under this Agreement. In addition to the foregoing and not in limitation thereof, during the term hereof, Employee shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that is competitive with the activities and business of the Company, that is of a nature similar to the Company's business, that would result in a conflict of interest with the Company's business, or that would materially affect Employee's ability to perform his duties as set forth in this Agreement. Moreover, Employee shall not take part in any activities detrimental to the Company's best interest.


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                (g) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that the Employee may continue his preexisting consulting activities for a period of time expiring on the later to occur of (i) two (2) years from the date hereof, or (ii) when Employee has earned at least $350,000 pursuant to this Agreement during any year, beginning on the date hereof or any anniversary date hereof. Moreover, notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that the Employee may act, on a part-time basis, as an independent sales representative for Edutrek Partners, LLC ("Edutrek Partners"). The fulfillment of such consulting activities as set forth above and the representation of Edutrek Partners, on a part-time basis, shall not be deemed a violation of this Agreement; provided, however, that the Employee will endeavor in good faith to manage his time and services effectively so as to minimize any interference with his duties to the Company.

        2.      Term.

                The Employee's employment under this Agreement shall begin as of the date hereof (the "Commencement Date"), and shall, unless earlier terminated as set forth herein, end on the fifth (5th) anniversary thereof. Employee agrees that should he elect to resign his position with the Company, Employee will provide the Company with not less than ninety (90) days prior notice.

        3.      Compensation.

                (a) Subject to the terms of this Agreement, in consideration of Employee's services, the Company shall pay Employee so long as he shall be employed under this Agreement a base salary of no less than One Hundred Sixty Five Thousand Dollars ($165,000) per annum. The Employee's base salary shall be reviewed by the Company on each successive anniversary of this Agreement and the rate thereof shall be increased as of such review date by such amount as the Company deems appropriate in its sole discretion, PROVIDED ALWAYS that the salary in effect during the twelve (12) months period immediately preceding the review date shall be increased each review date by an amount not less than the percentage increase in the "Consumer Price Index" for the preceding twelve (12) month period. For purposes of this provision, the "Consumer Price Index" shall mean and refer to that table in the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics, now known as the "Consumer Price Index for All Urban Consumers: U.S. City Average--(CPI-U) All Items (1982-84=100)." If the Consumer Price Index referenced above is changed, and such change affects the calculations described above, the Consumer Price Index shall be converted in accordance with the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would have been obtained if the Consumer Price Index had not been discontinued or revised. If the Consumer Price Index is discontinued and there is no substituted government index or computation, then the most closely comparable statistics on the purchasing power of the consumer dollar of urban consumers, as published by a responsible financial authority and selected by the Company shall be utilized in lieu of such index. Employee's base salary shall be payable to Employee on the regularly reoccurring pay period established by the Company, but in no event in less than monthly installments. Employee's salary shall be subject to all withholdings pursuant to applicable law or regulation.

                (b) In addition to the base salary provided in subsection (a) above, Company shall provide to Employee an incentive bonus to be calculated and paid as follows. After the close of the first full fiscal year of the Company occurring during the term of the Employee's employment hereunder (i.e. May 31, 1998), and after the close of each subsequent fiscal year of the Company, Company shall cause its accountants to prepare financial statements for the quarter then ended which reflect the net tuition revenue (tuition, net of scholarships and discounts, excluding housing revenues, student fees, books and non-tuition related revenue) generated from the Business School Programs and Courses (as hereinafter defined) for each of the Atlanta, Los Angeles, London and Dubai campuses. Within thirty (30) days after the review and approval of such financial statements by the Board, the Company shall declare and pay to Employee a cash bonus equal to:

                (i) three percent (3%) of the increase, if any, in the net tuition revenue generated from the Business School Programs and Courses for the Atlanta, Los Angeles and London campuses, such

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                increase to be calculated by comparing, on an aggregate basis:
                (x) the net tuition revenue for all three campuses for the fiscal year then ended, to (y) the net tuition revenue for such campuses for the preceding fiscal year; and

                (ii) Employee's Percentage Participation (as hereinafter defined) of the increase, if any, in the net tuition revenue generated from the Business School Programs and Courses for the Dubai campus, such increase to be calculated by comparing: (x) the net tuition revenue for the Dubai campus for the fiscal year then ended, to (y) the net tuition revenue for such campus for the preceding fiscal year.

If the Company opens any new campuses or acquires additional campuses or businesses after the Commencement Date and the Employee participates in the operation thereof in a manner that is at least substantially equivalent to his participation in the operation of the Atlanta, Los Angeles, London and Dubai campuses, then the Company will provide to Employee an incentive bonus based on the revenue generated from such new campuses, such bonus to be calculated in such manner as may be agreed upon in writing from time to time by the Company and Employee. Any bonus paid hereunder shall be subject to all withholdings pursuant to applicable law and regulation. In no event shall a bonus accrue until the day the bonus is declared and Employee is notified of the same. The Employee will not be entitled to any bonus hereunder unless he is employed by the Company pursuant to this Agreement, at the time the bonus is declared and Employee is notified of the same. The financial statements prepared by the Company's accountants and approved by the Board shall be deemed conclusive evidence of the Company's financial results for the purposes of calculating the bonus payable to Employee. For purposes of this provision, the following definitions shall apply: The term "Employee's Percentage Participation" shall mean an amount calculated as follows: three percent (3%) multiplied by a fraction the numerator of which is the Company's percentage participation in the revenue generated by the Dubai campus, and the denominator of which is one hundred percent (100%), with the result rounded to the nearest half percent (1/2%). By way of example, under the Company's current arrangements, the Company receives thirty percent (30%) of the total revenue generated by the Dubai campus; accordingly, Employee's Percentage Participation is one percent (1%) calculated as follows: 3% x 30%/100% = .90% rounded to 1%. The term "Business School Programs and Courses" shall mean all courses taken in the School of International Business.

                (c) In addition to the base salary provided in subsection (a) above and the incentive bonus provided in subsection (b) above, Company shall at the end of each fiscal year provide Employee with an incentive bonus not to exceed fifty percent (50%) of the Employee's annual base salary for such fiscal year (or the applicable portion of such base salary if Employee was not employed by the Company pursuant to this Agreement for all of such fiscal year) if: (i) the Company achieves certain financial goals established for such year by the CEO in his sole discretion reasonably exercised after consultation with the Employee; and (ii) the Employee achieves all of the business objectives and goals established for such year by the CEO in his sole discretion reasonably exercised after consultation with the Employee. Any bonus paid hereunder shall be subject to all withholdings pursuant to applicable law and regulation. In no event shall a bonus accrue until the day the bonus is declared and Employee is notified of the same. The Employee will not be entitled to any bonus hereunder unless he is employed by the Company pursuant to this Agreement, at the time the bonus is declared and Employee is notified of the same.

                (d) Employee hereby acknowledges that Employee may be required to work beyond standard working hours in order to perform his duties hereunder. Employee shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder except as required by law.

                (e) In addition to the compensation described in this Agreement, Employee shall be entitled to reimbursement by the Company for all actual, reasonable and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses are properly characterized as being business expenses that are properly tax deductible for the Company, and further provided that such expenses were incurred only in accordance with the policies and procedures established by the Company from time to time. Employee shall provide the Company with written documentation of such expenses in form complying with the records required of the Company by the Internal Revenue Service and appropriate state authorities for tax deductibility purposes in such cases, and reimbursement for each item of approved expense shall be made within a reasonable time after receipt by Company of the written documentation thereof.

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        4.      Employment Benefits.

                (a) Employee shall have the right to participate in any and all employee benefit programs established or maintained by the Company from time to time, in accordance with the terms and conditions of such employee benefit programs, including, without limitation, such medical, dental plans, retirement, pension, profit sharing, stock bonus or stock option plans as may be established from time to time by the Company. To the extent Employee participates in such programs, Employee shall be subject to the terms and conditions set forth therein. The Company reserves the right, in its sole discretion, to alter, amend or discontinue any of such employee benefit programs at any time.

                (b) Notwithstanding anything contained in Section 4(a) to the contrary, the Company covenants and agrees that the Employee shall be entitled to participate in any and all employee benefit programs established or maintained by the Company for the benefit of the Company's executive officers on terms and conditions that are no less advantageous than those made available to the current Chairman of the Board (i.e., Steven R. Bostic); provided, however, that any obligation to provide disability income shall be calculated on a pro rata basis based on the base annual compensation of the Chairman of the Board and the Employee; provided further that Company shall provide Employee with a disability income insurance policy which will pay Employee a minimum of $6,000.00 per month if Employee is fully disabled. By way of example, if the Chairman of the Board has a base annual salary of $250,000 per annum and the Employee has a base annual salary of $165,000 per annum, and the Company commits to provide the Chairman of the Board with an insurance policy providing $10,000 per month in disability income, then the Employee would be entitled to a similar insurance policy providing not less than $6,600 per month in disability income.

                (c) Pursuant to, and in accordance with, a separate agreement by and between the Employee and the Company of even date herewith (the "Option Agreement"), Employee shall be granted (i) an option to purchase up to 15,000 shares of the Class A Common Stock of E Holdings, Inc., the Company's indirect parent corporation, such option to vest ratably over the initial five (5) year duration of Employee's employment under this Agreement beginning on the date hereof; (ii) an option to purchase an additional 1,000 shares of the Class A Common Stock of E Holdings, Inc., if the Company's total annual revenue for the first full fiscal year of the Company occurring during the term of Employee's employment hereunder (i.e., May 31, 1998) has increase by at least twenty percent (20%) over the total annual revenue for the prior fiscal year; (iii) an option to purchase an additional 1,000 shares of the Class A Common Stock of E Holdings, Inc., if the Company's total annual revenue for the second full fiscal year of the Company occurring during the term of Employee's employment hereunder (i.e., May 31, 1999) has increased by at least twenty percent (20%) over the total annual revenue of the Company for the prior fiscal year; (iv) an option to purchase an additional 1,000 shares of the Class A Common Stock of E Holdings, Inc., if the Company's total annual revenue for the third full fiscal year of the Company occurring during the term of Employee's employment hereunder (i.e., May 31, 2000) has increased by at least twenty percent (20%) over the total annual revenue of the Company for the prior fiscal year; (v) an option to purchase an additional 1,000 shares of the Class A Common Stock of E Holdings, Inc., if the Company's total annual revenue for the fourth full fiscal year of the Company occurring during the term of Employee's employment hereunder (i.e., May 31, 2001) has increased by at least twenty percent (20%) over the total annual revenue of the Company for the prior fiscal year; and (vi) an option to purchase an additional 1,000 shares of the Class A Common Stock of E Holdings, Inc., if the Company's total annual revenue for the fifth full fiscal year of the Company occurring during the term of Employee's employment hereunder (i.e., May 31, 2002) has increased by at least twenty percent (20%) over the total annual revenue of the Company for the prior fiscal year; (vii) an option to purchase 5,000 shares of the Class A Common Stock of E Holdings, Inc. less any shares to which the Employee has already attained an option under clauses (ii) through (vi) above, if the Company's total annual revenue for the fifth full fiscal year of the Company occurring during the term of Employee's employment hereunder (i.e., May 31, 2002) is not less than the Company's total annual revenue for the fiscal year ended May 31, 1997 compounded at the rate of twenty percent (20%) per annum (i.e. approximately $85 million). All of the foregoing options shall vest immediately the Company's current Chairman of the Board (i.e., Steven R. Bostic) should cease to maintain control over the Company, all is more fully described in the Option Agreement. This Section 4(c) is included within this Agreement for information purposes only. Any options described herein shall in all events be granted pursuant and subject to all of the terms and conditions of the Option Agreement.


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                (d) At the time of the exercise of all or a portion of the options set forth in Section 4(c) hereof, Company shall pay to Employee a supplemental cash compensation amount equal to the option exercise price per share for each option exercised plus an amount equal to the state and federal tax consequences to Employee attributable to such exercise by Employee and such supplemental cash compensation, as determined by the Board of Directors of the Company on date of such exercise and based upon such information and calculations as the Board of Directors of the Company in its sole discretion shall deem appropriate.

                (e) In addition to such public holidays as are observed by the Company, the Employee shall be entitled to twenty (20) working days paid vacation during each calendar year (reduced pro rata on a per diem basis for any partial calendar year occurring within the term of the Employee's employment under this Agreement) to be taken at such time or times as may be agreed upon by the Company's Chief Executive Officer. The Employee may not carry forward any unused part of his vacation entitlement to any subsequent calendar year.

                (f) Employee acknowledges that the Company may promulgate employee handbooks, policies and procedures from time to time and Employee agrees to adhere to the terms of any handbook, policy or procedures which the Company may promulgate. The Company reserves the right, in its sole discretion, to alter, amend or terminate any handbook, policy or procedure.

        5.      Illness, Incapacity or Death During Employment.

                (a) If by reason of illness, injury or incapacity, Employee is unable, despite reasonable accommodation, to perform his services or discharge his duties hereunder on a full time basis for ninety (90) or more consecutive days or one hundred twenty(120) days in the aggregate during any twelve (12) month period (or any such longer periods as may be required by law), then upon ten (10) days' prior notice, the Company may terminate the employment of Employee, and thereupon, Employee shall be paid his base salary from the date of termination through the 10-day notice period. If the Company maintains a long term disability insurance policy for the benefit of Employee, then, notwithstanding the previous sentence, the Company may by written notice to the Employee, terminate the employment of the Employee at any time after the Employee qualifies for the payment of benefits under such policy.

                (b) In the event of Employee's death, all obligations of the Company under this Agreement shall terminate other than Employee's rights with respect to the payment of that portion of the base salary earned by Employee to the date of death, a pro rata share (through the date of death) of any bonus due Employee (based on the year ending immediately subsequent to the date of death), plus reimbursement of all pre-approved expenses that were reasonably incurred by Employee in performing his responsibilities and duties for the Company prior to and including such date.

        6.      Termination of Employment.

                (a) If during the term of this Agreement the Employee should resign or the Company terminates Employee's employment hereunder With Cause (as hereinafter defined) or pursuant to Section 5, all obligations of Company to provide compensation and benefits under this Agreement shall cease, and Employee shall have no claim against the Company for damages or otherwise by reason of such termination. Company's election to terminate Employee's employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement.

                (b) If during the term of this Agreement Company terminates Employee's employment hereunder Without Cause (as hereinafter defined), then Employee will be entitled to continue to receive Employee's base salary for twelve (12) months after the date of termination or until the second anniversary of the Commencement Date (as defined in Section 3(a)), whichever is longer together with a pro rata share (through date of termination) of any bonus due Employee (based on the year ending immediately subsequent to the date of termination); provided, however, that post-employment compensation shall cease to accrue and Employee shall have no further entitlement to the same from and after the earlier of (i) the Employee's death, or (ii) the date Employee breaches any of the post-employment covenants set forth in this Agreement.


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                (c)      "With Cause" means the termination of employment
                resulting from:

                (i) any act or omission which constitutes a material breach by Employee of his obligations under this Agreement;

                (ii) the commission by Employee of a felony or any crime involving moral turpitude, fraud or dishonesty;

                (iii) the perpetration by Employee of any act of dishonest whether relating to the Company, the Company's employee or otherwise;

                (iv) the use of illegal drugs by the Employee, or drunkenness or substance abuse by the Employee which interferes with the performance of his duties hereunder;

                (v) gross negligence on the part of Employee in the performance of his duties hereunder;

                (vi) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company; or

                (vii) any other act or omission (other than an act or omission resulting from the exercise by Employee of good faith business judgment) which materially impairs the financial condition or business reputation of the Company or is otherwise materially detrimental to the Company.

provided, however, prior to giving notice to Employee of termination With Cause, to the extent such matter is capable of being cured or corrected Company shall give Employee thirty (30) days written notice of the right to cure or correct the items set forth in Section 6(c)(i)(v) and (vii) above, and if Employee has cured or corrected said items or if said items cannot be cured or corrected within said thirty (30) days, Employee has commenced measures to cure or correct said matter within a reasonable period of time, then Company shall not be able to terminate Employee due to these matters; provided further that Company shall be obligated to give only one (1) such notice during the term of this Agreement.

                (d) "Without Cause" means the termination of employment resulting from any reason other than those enumerated in subsection (c) above or
Section 5 of this Agreement.

        7.      Employee's Obligations upon Termination of Employment.

                Upon the termination of his employment hereunder for whatever reason Employee shall:

                (a) Forthwith tender his resignation from any directorship or office he may hold in the Company or its subsidiaries or affiliates; and

                (b) Not at any time represent himself still to be connected or to have any connection with the Company or its subsidiaries or affiliates.

        8.      Effect of Termination.

                The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with the Company to the extent required to give full effect to the covenants and agreements contained herein.


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        9.      Confidentiality.

                (a) Employee agrees that, both during the term of his employment and after the termination of his employment for any reason, Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Employee's duties, any Confidential Information, as defined hereinafter, that Employee may have or acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during the term of his employment. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company that is disclosed to Employee by the Company or known by him as a result of his relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

                    (i) financial information, such as Company's earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to Company generally, or to particular products, services, geographic areas, or time periods;

                    (ii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantage to Company the details of which are not generally known;

                    (iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts or results of marketing efforts or information about impending transactions;

                    (iv) intellectual property information, such as formulas, design details or parameters, software source code, proprietary programs, devises, techniques and processes, ongoing or planned activities in intellectual property development, ongoing or planned joint venture activities, and licensing terms or conditions;

                    (v) personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

                    (vi) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and Company, status of customer accounts or credit, or related information about actual or prospective customers; and

                    (vii) information with respect to any customer affairs that the Company agreed to treat as confidential.

The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains.

                (b) The covenant contained in this Section 9 shall survive the termination of Employee's employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee's obligations of confidentiality and non-disclosure as set forth in this Section 9 shall continue to survive after said two (2) year period

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



to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

        10.     Non-Competition.

                (a) Employee expressly covenants and agrees that during the term of his employment hereunder and after termination of his employment for any reason, he will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity (other than the Company or its affiliates or any nonprofit institution of higher learning) engaged, wholly or partly, in the sale or distribution of educational products or services that are the same as, or similar to, or competitive with the products or services sold or distributed by the Company (or its affiliates); a "Competitive Position" means any employment with any Competitor of the Company whereby Employee will use or is likely to use any Confidential Information (as that term is defined in Section 9), or whereby Employee has duties for such Competitor that are the same as or substantially similar to those actually performed by him pursuant to the terms hereof; and the "Restricted Territory" means the following geographical area: the States of California and Georgia. Employee acknowledges and agrees that he has been or will be working within the Restricted Territory as defined above or has had or will have material contact with actual or prospective students, alumni, student referral sources, student out-placement sources, educators, vendors and other parties having business dealings with the Company located within such areas. The parties agree to review the geographical area included within the Restricted Territory from time to time at either party's request in order that the Restricted Territory may be reformed so that its coverage upon Employee's termination will extend only to the geographical area in which the Employee is working at such time, including any area where any operations performed, supervised or assisted in by the Employee are conducted and any area where actual or prospective students, alumni, student referral sources, student out-placement sources, educators, vendors and other parties having business dealings with the Company are present. Any reformation to be evidenced only by written amendment to this Agreement. Nothing contained in this Section 10 is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any corporation engaged, wholly or partly, in the sale or distribution of educational products or services; provided, however, that Employee and members of his immediate family shall not, directly or indirectly, hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation.

                (b) The covenant contained in this Section 10 shall survive the termination of Employee's employment with the Company for any reason for a period of eighteen (18) months; provided, however, that if the Employee is terminated Without Cause, the covenant contained in this Section 10 shall survive until the earlier of (i) the eighteenth (18th) monthly anniversary of the date of termination of the Employee's employment, or (ii) the date scheduled for the final payment of post-employment compensation owing under Section 6(a) (without regard to any premature termination of the post-employment compensation resulting from Employee's breach of any post-employment covenants).

        11.     Non-Solicitation of Employees.

                Employee agrees that he will, for so long as he is employed hereunder and for a period of twenty four (24) months after termination of his employment, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by the Company or any successor or affiliate of the Company.

        12.     Tolling of Period of Restraint.

                Employee hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Employee is not enjoined from breaching any of the restraints set forth in Sections 9 through 11, then if a court of competent jurisdiction or arbitration panel finds that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

        13.     Acknowledgments.

                Employee hereby acknowledges and agrees that the restrictions contained in Sections 9 through 11 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Employee acknowledges that in the event Employee's employment with the Company terminates for any reason, Employee will be able to earn a livelihood without violating the restrictions contained in Sections 9 through 11 and that Employee's ability to earn a livelihood without violating such restrictions is a material condition to Employee's employment and continued employment with the Company.

        14.     Rights to Materials.

                All records, files, memoranda, reports, price lists, student lists, lists of student out placement sources, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of his employment or upon the prior demand of the Company, he shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company.

        15.     Works Made for Hire.

                The Company and Employee acknowledge that in the course of Employee's employment by the Company, Employee may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, films, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire and shall be the property of the Company, and Employee shall cooperate with the Company in the protection of the Company's copyrights therein and, to the extent deemed desirable by the Company, the registration of such copyrights.

        16.     Discoveries.

                Employee agrees that any inventions, discoveries or improvements that Employee may develop or conceive during the course of Employee's employment shall be the sole property of the Company. Employee agrees to promptly disclose to the Company in writing all such inventions, discoveries and improvements, whether directly or indirectly related to the business of the Company or whether made solely by the Employee or in conjunction with others. At the Company's request and expense, both during and after Employee's employment, Employee will promptly execute a specific assignment of title to the Company (or any specified member thereof) of each invention, discovery or improvement described in the preceding paragraph, and perform all other acts reasonably necessary to enable the Company to secure a patent therefor in the United States and in foreign countries and to maintain, defend and assert such patents. This obligation shall survive the termination or expiration of this Agreement.

        17.     Severability

                Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 18 if held to be unreasonable or enforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

        18.     Reformation.

                If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as so reformed.

        19.     Injunctive Relief.

                Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 9, 10, 11, 14, 15 and 16, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to injunctive relief enjoining said breach or threatened breach. Employee further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

        20.     Assignment.

                The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and his heirs and personal representatives. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

        21.     Waiver.

                The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

        22.     Applicable Law and Mutual Submissions.

                This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia.

        23.     Headings and Captions.

                The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

        24.     Notice.

                Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid.

        25.     Gender.

                All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        26.     Right to Arbitration.

                Any controversy or claim arising out of or relating to Employee's employment by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Employee is illegal or otherwise unenforceable or voidable under law, ordinance or ruling or that Employee's employment by the Company was illegally terminated) shall be settled by arbitration at the

 /s/ SB
----------
Company's
Initials


/s/ SGF
----------
Employee's
Initials

office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act Company and Employee each consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude the Company from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as the Company may determine is necessary or appropriate.

        27.     Prevailing Party.

                In the event suit, action or other legal proceeding of any kind (including arbitration) is brought by any party hereto against the other to enforce such party's rights hereunder, the prevailing party shall be entitled to an award of costs, expenses and attorneys' fees incurred in connection therewith.

        28.     Entire Agreement.

                This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the Company and Employee with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in writing signed by both of the parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, under seal, as of the day and year first above written.

                                              "COMPANY"

                                               E HOLDINGS, INC.


Attest:                                        By:      /s/ Steve Bostic
       -------------------------------            -----------------------------
Title:                                         Title:
       -------------------------------            -----------------------------

        [CORPORATE SEAL]                       "EMPLOYEE"


                                               /s/ Stephen G. Franklin  (SEAL)
                                               -------------------------------
                                               STEPHEN G. FRANKLIN, SR.